Exhibit 99.2

GrowGeneration to Develop Accelerator Program for Social Equity & Micro Licenses

New Program will Educate Growers, Provide Opportunity, and Deliver Proven Equipment and Nutrient Packages

DENVER, Oct. 20, 2021 /CNW/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced that the Company and Harvest 360 Technologies, LLC  (H360) will work together to develop a National Program to support individuals with the education and training to acquire the skills necessary to gain access to the state licensing process and types of support that are required to be successful in this emerging industry.

“This industry is expanding exponentially. Markets like Oklahoma and Michigan are proving that servicing smaller grows and home grows, is not only good business it is good practice” said Michael Salaman President and co-founder of GrowGen, “this program with H360, gives us a direct method to impact the ability of new companies to grow their businesses”

Veteran, Minorities, Women and Residents of Impact Zones or Disproportionately Impacted Areas, are being encouraged to participate in new markets like New Jersey, New York and Illinois, but they are not always given access to the tools necessary to compete and be successful.

“Social Equity and Micro Cultivation Licenses are very closely related” said Todd Scattini, Global CEO of Harvest 360, “I have seen it for myself in Missouri, how the Micro Grow program has helped veterans turn their lives around by helping treat chronic pain, PTSD, and receive therapeutic benefits from cultivation of the cannabis plant”.

The new national Education & Training program will be the first commitment of this kind in the industry, The GrowGen Micro Cultivation program, in collaboration with H360 will begin in New Jersey, with a GrowGen commitment, of up to $500,000, to provide full scholarships for 25 Cultivation teams, that will establish Micro Grow licenses in the New Jersey Adult-Use Cannabis market. GrowGen will provide scholarships to the program, access to equipment packages and market resources to the applicants.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 63 stores, which include 24 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com
415-309-0230